UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) – August 20, 2021

Plains All American Pipeline, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-14569	76-0582150
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 Clay Street, Suite 1600, Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

713-646-4100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units	PAA	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01            Entry into a Material Definitive Agreement.

Senior Unsecured Revolving Credit Facility

On August 20, 2021, Plains All American Pipeline, L.P. (the “Partnership”) entered into an unsecured Credit Agreement (the “Revolving Credit Agreement”), among the Partnership and Plains Midstream Canada ULC, a British Columbia unlimited liability company, as Borrowers; certain subsidiaries of the Partnership from time to time party thereto, as Designated Borrowers; Bank of America, N.A., as Administrative Agent and Swing Line Lender; Bank of America, N.A., Citibank, N.A., JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, as L/C Issuers; and the other Lenders party thereto (terms used but not defined in this description of the Revolving Credit Agreement have the meanings assigned to them in the Revolving Credit Agreement). The Revolving Credit Agreement replaces the Partnership’s Credit Agreement dated as of August 19, 2011, among the Partnership, as U.S. borrower; certain subsidiaries of the Partnership from time to time party thereto, as designated borrowers; Bank of America, N.A., as administrative agent; and certain other financial institutions party thereto, as lenders, as amended.

The committed borrowing capacity under the Revolving Credit Agreement is $1.35 billion, up to $400 million of which is available for the issuance of letters of credit and up to $150 million of which is available for swing line loans. The committed amount may be increased at the option of the Partnership to $2.1 billion, subject to, among other terms and conditions, obtaining additional or increased lender commitments. Further, the Revolving Credit Agreement permits each Canadian subsidiary of the Partnership that is then designated as a Designated Borrower to obtain advances in Canadian or U.S. dollars, including Canadian BA’s, and Letters of Credit, up to an aggregate outstanding principal amount of the U.S. dollar equivalent of $1 billion. Payment Obligations of each Designated Borrower are guaranteed by the Partnership. The Revolving Credit Agreement has a scheduled maturity date of August 20, 2026 and provides for one or more one-year extensions subject to applicable lender approval and other terms and conditions set forth in the Revolving Credit Agreement.

Borrowings under the Revolving Credit Agreement accrue interest based, at the applicable Borrower’s election, on either the Eurocurrency Rate, the Base Rate or the Canadian Prime Rate, in each case, plus an applicable margin. Fees on issued Letters of Credit and accepted Canadian BA’s accrue at the applicable margin for Eurocurrency Rate Loans, and a facility fee accrues at an applicable margin. The applicable margin used in connection with interest rates and fees is based on the Partnership’s credit rating at the applicable time.

The Revolving Credit Agreement contains representations and warranties and events of default that are customary for investment grade, senior unsecured commercial bank credit agreements. In addition, the Revolving Credit Agreement contains various covenants limiting the Partnership’s or certain of its subsidiaries’ ability to, among other things:

•	grant liens on their principal property or equity interests in subsidiaries of the Partnership;

•	incur indebtedness, including capital leases;

•	sell substantially all of our assets or enter into a merger or consolidation;

•	engage in transactions with affiliates; and

•	enter into certain burdensome agreements.

In addition, the Revolving Credit Agreement prohibits the declaration or making of distributions on, or purchases or redemptions of, the Partnership’s equity interests if any Default or Event of Default has occurred and is continuing or, immediately after giving effect thereto, would result therefrom.

The financial covenant in the Revolving Credit Agreement, tested on a quarterly basis, limits Consolidated Funded Indebtedness to adjusted Consolidated EBITDA to no greater than 5.00 to 1.00, which increases to 5.50 to 1.00 during an Acquisition Period.

A default under the Revolving Credit Agreement would permit the Lenders to terminate their commitments and to accelerate the maturity of the outstanding debt.

The above description of the Revolving Credit Agreement is qualified in its entirety by the terms of the Revolving Credit Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Senior Secured Hedged Inventory Facility

On August 20, 2021, Plains Marketing, L.P. (“PMLP”), a wholly-owned subsidiary of the Partnership, entered into a Fourth Amended and Restated Credit Agreement (the “Restated Hedged Inventory Facility”) among PMLP and Plains Midstream Canada ULC, a British Columbia unlimited liability company, as Borrowers; the Partnership, as Guarantor; Bank of America, N.A., as Administrative Agent and Swing Line Lender; Bank of America, N.A., Citibank, N.A., JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, as L/C Issuers; and the other Lenders party thereto (terms used but not defined in this description of the Restated Hedged Inventory Facility have the meanings assigned to them in the Restated Hedged Inventory Facility). The Restated Hedged Inventory Facility replaces PMLP’s Third Amended and Restated Credit Agreement dated as of August 19, 2011 (as amended, the “Previous Facility”), among PMLP, as borrower; the Partnership, as guarantor; Bank of America, N.A., as administrative agent and initial issuer of letters of credit; and certain other financial institutions party thereto, as lenders.

The committed borrowing capacity under the Restated Hedged Inventory Facility is $1.35 billion, subject to borrowing base restrictions, of which up to $400 million is available for the issuance of Letters of Credit and up to $75 million is available for swing line loans. The committed amount may be increased at the option of PMLP to $1.9 billion, subject to, among other terms and conditions, obtaining additional or increased lender commitments. Proceeds from the Restated Hedged Inventory Facility will be used to finance purchased or stored hedged inventory. Obligations under the Restated Hedged Inventory Facility are secured by the financed inventory and the associated accounts receivable, and will be repaid from the proceeds of the sale of the financed inventory. In addition, PMLP’s payment Obligations under the Restated Hedged Inventory Facility are guaranteed by the Partnership. The Revolving Credit Agreement has a scheduled maturity date of August 20, 2024 and provides for one or more one-year extensions subject to applicable lender approval and other terms and conditions set forth in the Restated Hedged Inventory Facility.

Borrowings under the Restated Hedged Inventory Facility accrue interest based, at PMLP’s election, on either the Eurocurrency Rate or the Base Rate, in each case, plus an applicable margin. Fees on issued Letters of Credit accrue at the applicable margin for Eurocurrency Rate Loans, and a commitment fee accrues at an applicable margin. The applicable margin used in connection with interest rates and fees is based on the Partnership’s credit rating at the applicable time.

The covenants and events of default in the Restated Hedged Inventory Facility remain substantially unchanged from the Previous Facility, and the Restated Hedged Inventory Facility contains cross default provisions. In addition, the Restated Hedged Inventory Facility contains various covenants limiting PMLP’s ability to, among other things:

•	grant liens on Collateral or related inventory and rights;

•	enter into a merger or consolidation or sell substantially all of its assets;

•	dispose of Collateral;

•	engage in transactions with affiliates; and

•	enter into negative pledge arrangements.

The financial covenant in the Restated Hedged Inventory Facility limits Consolidated Funded Indebtedness of the Partnership to adjusted Consolidated EBITDA of the Partnership to a maximum ratio of 5.00 to 1.00, which increases to 5.50 to 1.00 during an Acquisition Period.

A default under the Restated Hedged Inventory Facility permits the lenders to terminate their commitments and to accelerate the maturity of the outstanding debt.

The above description of the Restated Hedged Inventory Facility is qualified in its entirety by the terms of the Restated Hedged Inventory Facility, which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Item 2.03            Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above in Item 1.01 is incorporated by reference herein.

Item 7.01            Regulation FD Disclosure.

In accordance with General Instruction B.2 of Form 8-K, the information presented herein under Item 7.01 shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended.

On August 26, 2021, PAA and Plains GP Holdings, L.P. issued a press release announcing execution of the Revolving Credit Agreement and the Restated Hedged Inventory Facility. A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 9.01            Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Credit Agreement dated as of August 20, 2021, among Plains All American Pipeline, L.P. and Plains Midstream Canada ULC, as Borrowers; certain subsidiaries of Plains All American Pipeline, L.P. from time to time party thereto, as Designated Borrowers; Bank of America, N.A., as Administrative Agent and Swing Line Lender; Bank of America, N.A., Citibank, N.A., JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, as L/C Issuers; and the other Lenders party thereto.
10.2	Fourth Amended and Restated Credit Agreement dated as of August 20, 2021, among Plains Marketing, L.P. and Plains Midstream Canada ULC, as Borrowers; Plains All American Pipeline, L.P., as guarantor; Bank of America, N.A., as Administrative Agent and Swing Line Lender; Bank of America, N.A., Citibank, N.A., JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, as L/C Issuers; and the other Lenders party thereto.
99.1	Press Release Dated August 26,2021
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 26, 2021	PLAINS ALL AMERICAN PIPELINE, L.P.

	By:	PAA GP LLC, its general partner

	By:	Plains AAP, L.P., its sole member

	By:	Plains All American GP LLC, its general partner

	By:	/s/ Richard McGee
		Name:	Richard McGee
		Title:	Executive Vice President, General Counsel & Secretary